EXHIBIT 10.1
FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C.

In the Matter of SOUTHERN COMMUNITY BANK FAYETTEVILLE, GEORGIA (INSURED STATE NONMEMBER BANK)	) ) ) ) ) ) )	ORDER TO CEASE AND DESIST FDIC-08-156b
     SOUTHERN COMMUNITY BANK, FAYETTEVILLE, GEORGIA (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and/or regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and the Official Code of Georgia Annotated § 7-1-91, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with Counsel for the Federal Deposit Insurance Corporation (“FDIC”) and the Commissioner (“Commissioner”) for the State of Georgia, Department of Banking and Finance (“Department”), dated October 6, 2008, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the Commissioner.
     The FDIC and the Commissioner considered the matter and determined that it had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulations. The FDIC and the Commissioner, therefore, accepted the CONSENT AGREEMENT and issued the following:
ORDER TO CEASE AND DESIST
     IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and/or regulation:
          (a) Operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;
          (b) Operating with a board of directors (“Board”) that has failed to provide adequate supervision over and direction to the management of the Bank;
          (c) Operating with inadequate equity capital and reserves in relation to the volume and quality of assets held by the Bank;
          (d) Operating with an excessive level of adversely classified items;
          (e) Operating with an underfunded allowance for loan and lease losses (“ALLL”);
          (f) Operating with hazardous loan underwriting and administration practices;
          (g) Operating in such a manner as to produce operating losses; and
          (h) Operating in apparent violation of laws, regulations, and/or statements of policy as more fully described on pages 15 through 17 of the FDIC Report of Examination dated January 31, 2008 (“ROE”).

     IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:
BOARD OF DIRECTORS
     1. (a) Beginning with the effective date of this ORDER, the Board shall increase participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies, strategic plans, and budgets for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Board shall establish specific procedures designed to fully inform the Board regarding the management, operation, and financial condition of the Bank at regular intervals and in a consistent format. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewed, extended, restructured, insider, non-accrual, charged-off, and recovered loans; investment activity; operating policies; personnel actions; audit and supervisory reports; and the minutes summarizing individual committee meetings and actions. Board minutes shall be detailed, maintained and recorded on a timely basis and shall document reviews and any related actions, including the names of any dissenting directors.
     (b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least four members, responsible for ensuring compliance with the ORDER, overseeing corrective measures with respect to the ORDER, and reporting to the Board. Three of the members of the Directors’ Committee shall not be officers of the Bank. The Director’s Committee shall monitor compliance with this ORDER and, within 30 days from the effective date of this ORDER, and every 30 days thereafter, shall submit a written report detailing the Bank’s compliance with this ORDER to the Board, for review and consideration during its regularly scheduled meeting. Such report and any discussion related to the report or the ORDER shall be recorded in the appropriate minutes of the meeting of the Board and shall be retained in the Bank’s records. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.
     (c) Within 60 days from the effective date of this ORDER, the Bank shall designate a Board committee to review and approve loans, with such committee being structured so that a majority of members are persons who are not actively involved in the Bank’s lending activities. The loan committee shall, at a minimum, perform the following functions:
          (i) evaluate and act upon requests for loans or other extensions of credit and assess the administration of outstanding loans or other extensions of credit, in accordance with the Bank’s loan policy, as amended to comply with this ORDER;
          (ii) provide a thorough, written explanation of any deviations from the loan policy, which shall:
     a. address how such exceptions are in the Bank’s best interest;
     b. be included in the minutes of the corresponding committee meeting; and
     c. be maintained in the borrower’s credit file;
          (iii) review and monitor the status of repayment and collection of overdue and maturing loans, all loans classified “Substandard” in the most recent regulatory Report of Examination, and all loans included on the Bank’s internal watch list;
          (iv) review and give prior written approval for all advances, renewals, extensions of credit or overdrafts to any borrower or the borrower’s “related interests” when the aggregate volume of credit extended to the borrower and its “related interests,” as such term is defined in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System’s Regulations (“Regulation O”), 12 C.F.R. § 215.2(n) exceed $500,000;

          (v) review all applications for new loans and renewals of existing loans to Bank directors, executive officers, and their related interests, prepare a written opinion as to whether the credit is in conformance with the Bank’s loan and conflicts of interest or ethics policies, as well as applicable laws and regulations, and refer each application and written opinion to the Board for consideration and approval; and
          (vi) maintain written minutes of the committee meetings, including a record of the review and status of the loans considered. All loan committee minutes shall be reviewed by the Board during the next scheduled meeting.
MANAGEMENT
     2. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management. Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include a chief executive officer responsible for supervision of the lending function and with oversight responsibility for all other areas of bank operations. This individual must have a proven ability in managing a bank of comparable size and complexity and in effectively implementing lending, investment and operating policies in accordance with sound banking practices. Management shall also include a senior lending officer with significant appropriate lending, collection, and loan supervision experience, and proven success in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this ORDER.
     (b) The qualifications of management shall be assessed on its ability to:
          (i) comply with the requirements of this ORDER;
          (ii) operate the Bank in a safe and sound manner;

          (iii) comply with applicable laws and regulations; and
          (iv) restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.
     (c) During the life of this ORDER, the Bank shall notify the FDIC’s Atlanta Regional Director (“Regional Director”) and the Commissioner (collectively the “Supervisory Authorities”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 of the Act, 12 U. S. C. § 1831 (i), subpart F of Part 303 of the FDIC Regulations, 12 C.F.R. §§ 303.100-303.103 and any State requirement for prior notification and approval. The notification shall include a description of the background and experience of the individual(s) to be added or employed and must be received at least 30 days before such addition or employment is intended to become effective. The Bank may not add any individual to its Board or employ any individual as an executive officer if the Regional Director or Commissioner issues a notice of disapproval pursuant to section 32 of the FDI Act, 12 U. S. C. § 1831(i).
     (d) To facilitate having and retaining qualified management, the Board shall, within 30 days from the effective date of this ORDER, engage an independent third-party acceptable to the Supervisory Authorities that possesses appropriate expertise and qualifications to perform an assessment of the Bank’s management and staffing needs (“Management Plan”), which shall, at a minimum:
          (i) identify both the type and number of officer positions needed to manage and properly supervise the affairs of the Bank;

          (ii) identify and establish Bank committees needed to provide guidance and oversight to management;
          (iii) evaluate each Bank officer to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and maintain the Bank in a safe and sound condition;
          (iv) evaluate the current duties and responsibilities of each Bank officer to determine whether such duties and responsibilities have been properly assigned;
          (v) establish a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications necessary to fill Bank officer or staff positions consistent with the Management Plan;
          (vi) identify training and development needs, and incorporate a plan to provide such training and development; and
          (vii) establish procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each officer and staff member.
     (e) The Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. Within 30 days from receipt of any comment from the Supervisory Authorities, and after consideration of such comment, the Board shall approve the Management Plan and/or any subsequent modification thereto, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank and its directors, officers and employees shall implement and follow the Management Plan and any modifications thereto. It shall remain the responsibility of the Board to fully implement the plan within the specified time frames. In the event the plan, or any portion thereof, is not implemented, the Board shall immediately advise the Supervisory Authorities, in writing, of specific reasons for deviating from the Management Plan.

CAPITAL
     3. (a) Within 90 days from the effective date of this ORDER, the Bank shall have Tier 1 capital in such an amount as to equal or exceed 8 percent of the Bank’s total assets. Thereafter, during the life of this ORDER, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed 8 percent of the Bank’s total assets.
     (b) Within 30 days from the effective date of this ORDER, the Bank shall develop and adopt a plan for achieving and maintaining the Tier 1 capital level required by subparagraph 3(a) during the life of this ORDER. The plan shall be submitted to the Supervisory Authorities for review and approval.
     (c) Within 30 days from the effective date of this ORDER, the Bank shall develop and adopt a plan to meet and maintain the minimum risk-based capital requirements for a well-capitalized bank, as described in the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. Part 325, Appendix A. The Plan shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations.
     (d) In the event any capital ratio falls below the established minimum risk-based capital requirements for a well-capitalized bank, the Bank shall notify the Supervisory Authorities and shall increase capital in an amount sufficient to comply with this provision within 60 days.
     (e) The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to subparagraph 3(a) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

     (f) Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may be accomplished by the following:
          (i) the sale of common stock; or
          (ii) the sale of noncumulative perpetual preferred stock; or
          (iii) the direct contribution of cash by the Board, shareholders, and/or parent holding company;
          (iv) or any other means acceptable to the Supervisory Authorities; or
          (v) any combination of the above means.
Any increase in Tier 1 capital necessary to meet the requirements of paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s ALLL.
     (g) If all or part of the increase in Tier 1 capital required by this paragraph is accomplished by the sale of new securities, the Board shall adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with federal securities laws. Prior to the implementation of the plan and, in any event, not less than 20 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure

Section, 550 17th Street, N.W., Room F-6066, Washington, D.C. 20429 and to the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Road, Suite 200, Atlanta, Georgia 30341-5565 for review. Any changes requested to be made in the plan or materials shall be made prior to their dissemination. If the increase in Tier 1 capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.
     (h) In complying with the provisions of this paragraph, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.
     (i) For the purposes of this ORDER, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x), respectively.
CHARGE-OFF
     4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” in the ROE that have not been previously collected or charged-off.

     (b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days of the receipt of any future report of examination or visitation report of the Bank from the Regional Director or the Commissioner, eliminate from its books, by collection, charge-off, or other proper entries, the remaining balance of any assets classified “Loss” and fifty (50) percent of those classified “Doubtful,” unless otherwise approved in writing by the Supervisory Authorities.
     (c) Elimination or reduction of assets through proceeds of other loans made by the Bank is not considered collection for purposes this paragraph.
REDUCTION OF CLASSIFIED ITEMS
     5. (a) Within 60 days of the effective date of this ORDER, the Bank shall formulate a written plan to reduce the aggregate balance of assets classified “Substandard” in the ROE in accordance with the following schedule:
          (i) Within 180 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the ROE to not more than $65,000,000.
          (ii) Within 360 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the ROE to not more than $45,000,000.
          (iii) Within 540 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the ROE to not more than $20,000,000.
          (iv) Within 720 days from the effective date of this ORDER, the Bank shall have reduced the items classified “Substandard” in the ROE to not more than $10,000,000.
     (b) The Bank shall immediately submit the plan to the Supervisory Authorities for review and comment. Within 30 days from the receipt of any comment from the Supervisory Authorities, and after due consideration of any recommended changes, the Bank shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the

Bank shall implement and fully comply with the plan. Such plan shall be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in paragraph 21 of this ORDER.
     (c) The requirements of this paragraph are not to be construed as standards for future operations of the Bank. Furthermore, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in subparagraphs Sea) through (c), the word “reduce” means:
          (i) to collect;
          (ii) to charge off; or
          (iii) to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification as determined by the Regional Director or Commissioner.
NO ADDITIONAL CREDIT
     6. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged-off or classified, in whole or in part, “Loss” or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.
     (b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after collection in cash of interest due from the borrower) any credit already extended to any borrower.
     (c) Subparagraph 6(b) shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extending of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit shall be approved by a majority of the Board, or a designated committee thereof, who shall certify, in writing:
          (i) why the failure of the Bank to extend such credit would be detrimental to the best interests of the Bank;
          (ii) that the extension of such credit would improve the Bank’s position, including an explanatory statement of how the Bank’s position would be improved; and
          (iii) an appropriate work-out plan has been developed and will be implemented in conjunction with the additional credit to be extended.
The signed certification shall be made a part of the minutes of the Board or designated committee, and a copy of the signed certification shall be retained in the borrower’s credit file.
PLANS FOR REDUCING/IMPROVING CLASSIFIED ASSETS
     7. Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities specific plans and proposals to effect the reduction and/or improvement of all borrowers with total borrowings, including unfunded loan commitments which are adversely classified or listed for Special Mention in the ROE and which aggregate $500,000 or more. In developing the plans mandated by this paragraph, the Bank shall, at a minimum, and with respect to each adversely classified loan or lease, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position. Such plans shall thereafter be monitored and progress reports thereon shall be submitted to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in paragraph 21 of this ORDER.
SPECIAL MENTION
     8. Within 60 days from the effective date of this ORDER, the Bank shall take all necessary steps to correct the cited deficiencies in the loans listed for “Special Mention” on pages 35 through 36 of the ROE. The Board should provide reports regarding steps taken to correct the cited deficiencies to the Supervisory Authorities at 90-day intervals concurrently with the other reporting requirements set forth in paragraph 21 of this ORDER.
LENDING PRACTICES
     9. (a) Within 60 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities specific plans and proposals to effect the correction of all loan underwriting, loan administration, and loan portfolio management weaknesses detailed in the ROE. At a minimum, these plans and proposals shall incorporate procedures:
          (i) to address all loan underwriting weaknesses detailed in the ROE;
          (ii) to address construction loan inspection procedures;
          (iii) to address the appropriate use of interest reserves;
          (iv) to ensure proper financial analysis of potential and existing credit relationships, including the documentation of cash flow for the primary and secondary sources of repayment;
          (v) to obtain adequate and current documentation for all loans;

          (vi) to evaluate the Bank’s loan review and grading system and implement changes needed to ensure that problem loans are timely identified and considered in the Bank’s assessment of the adequacy of capital and the ALLL;
          (vii) to strengthen collections;
          (viii) to revise the loan policy to include guidelines for loan mix, formal inspections, and feasibility studies, as well as, risk limits for industry concentrations and procedures for monitoring and reporting such; and
          (ix) to monitor officer compliance with the written loan policy and to assign responsibility for exceptions to the policy.
     (b) Within 60 days from the effective date of this ORDER, the Bank shall establish an effective system of loan documentation and shall take all reasonable steps to correct and/or eliminate all existing loan documentation exceptions. In addition, and so long as this ORDER remains in effect, the Bank shall ascertain that all necessary supporting documentation, or evidence thereof, is obtained and evaluated before any further credit or loan is extended by the Bank.
     (c) Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance, monitoring, and control over the Bank’s lending function, which policies shall address Part 323 of the FDIC’s Rules and Regulations regarding appraisals, 12 C.F.R. § 323.1 et seq., and Part 365 regarding real estate lending standards, 12 C.F.R. § 365.1 et seq. The policies shall also address the joint guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, available at http://www.fdic.gov/news/news/press/2006/pr06114.html, and provide specific guidance for monitoring and controlling the Bank’s acquisition, development, and construction (“ADC”) lending function. The policy shall address the weaknesses related to the Bank’s ADC lending activities, as discussed in the ROE. Also, the policy shall include appropriate risk limits sufficient to mitigate risk associated with concentrations of credit, including ADC loans, and provide for a planned material reduction in the volume of funded and unfunded ADC loans as a percentage of Tier 1 capital. Such policies shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
CONCENTRATIONS OF CREDIT
     10. (a) Within 60 days from the effective date of this ORDER, the Bank shall perform a risk segmentation analysis with respect to the concentrations of credit listed on page 37 of the ROE. Concentrations should be stratified as the Board deems appropriate, but shall include concentrations identified by industry, geographic distribution, underlying collateral, direct or indirect extensions of credit to or for the benefit of any borrowers dependent upon the performance of a single developer or builder, and other asset groups that are considered economically related. The Board should refer to the interagency guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, for information regarding risk segmentation analysis. A copy of the analysis shall be provided to the Supervisory Authorities. The analysis shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
     (b) Within 90 days from the effective date of this ORDER, the Bank shall adopt and submit to the Supervisory Authorities a plan to reduce the Bank’s concentration of credit in residential ADC loans.
LOAN REVIEW AND GRADING SYSTEM
     11. Within 60 days from the effective date of this ORDER, the Board shall develop an effective system of independent loan review to appropriately assess and grade the overall quality of the loan portfolio.

ALLOWANCE FOR LOAN AND LEASE LOSSES
     12. Within 30 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss.” The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review should be completed at least 10 days prior to the end of each quarter, in order that the findings of the Board with respect to the ALLL may be properly reported in the quarterly Reports of Condition and Income. The review should focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the Reports of Condition and Income, by a charge to current operating earnings. The minutes of the Board meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL shall be in compliance with FDIC statements of policy, and its implementation shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
PLAN TO IMPROVE EARNINGS
     13. (a) Within 90 days from the effective date of this ORDER, the Bank shall formulate and fully implement a written plan and a comprehensive budget for all categories of income and expense. The plan and budget shall include formal goals and strategies, consistent with sound banking practices and taking into account the Bank’s other written policies, to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, and improve and sustain earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for and adequately support major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year.
     (b) The plan and budget required by this paragraph, and any subsequent modification thereto, shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
     (c) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.
WRITTEN STRATEGIC PLAN
     14. Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities a written three-year business/strategic plan covering the overall operation of the Bank. The plan shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
CASH DIVIDENDS
     15. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.
LIQUIDITY AND FUNDS MANAGEMENT
     16. (a) From the effective date of this ORDER, the Bank shall review its liquidity position at least monthly to ensure that the Bank has sufficient liquid assets or sources of liquidity to meet current and anticipated liquidity needs. Monitoring procedures shall include a sources and uses of funds analysis. The results of each monthly analysis shall be made a part of the Board minutes and submitted to the Supervisory Authorities at 30-day intervals.
     (b) Within 60 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity contingency plan. At a minimum, this plan shall:
          (i) define responsibilities and decision making authority for Bank personnel;
          (ii) assess possible liquidity events;
          (iii) assess the potential liquidity risk posed by Bank activities;
          (iv) identify potential sources and uses of funds;
          (v) identify and assess the adequacy of contingent funding sources;
          (vi) identify the sequence in which sources of funds will be used for contingent needs;
          (vii) accelerate the timeframes for funds management reporting in a problem liquidity situation;
          (viii) require periodic testing of accessibility to established lines of credit and other alternative sources of funds; and
          (ix) address procedures to ensure funds will meet the overnight cash letter.
Such plan and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
     (c) Upon the effective date of this ORDER, and so long as this ORDER is in effect, the Bank shall not accept, renew, or rollover brokered deposits without obtaining a brokered deposit waiver approved by the FDIC pursuant to section 29 of the Act, 12 U.S.C. §1831f. For purposes of this ORDER, brokered deposits are defined in section 337.6(a)(2) of the FDIC Rules and Regulations to include any deposits funded by third-party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.
ASSET/LIABILITY MANAGEMENT
     17. (a) Within 60 days from the effective date of this ORDER, the Board shall implement an asset/liability management policy which establishes an acceptable range for the Bank’s net noncore funding dependence ratio, as computed by the Uniform Bank Performance Report. The policy shall set forth suitable benchmarks and timeframes for the reduction of this ratio to levels that are consistent with prudent banking practices. To the extent such measures have not previously been initiated, the Bank shall immediately initiate measures detailed in the policy required by this paragraph to accomplish the objectives set forth in the policy. The requirements of this paragraph shall not be construed as standards for future operations, and the Bank’s net noncore funding dependence ratio shall be maintained at a level consistent with safe and sound banking practices. Such policy shall be submitted to the Supervisory Authorities for review and approval, and its implementation shall be acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
     (b) Within 60 days from the effective date of this ORDER, the Bank shall review, and amend as necessary, the Bank’s written interest rate risk policy. At a minimum, the policy shall include guidelines for the following:
          (i) measures designed to control the nature and amount of interest rate risk the Bank takes, including those that specify risk limits and define lines of responsibilities and authority for managing risk;

          (ii) a system for identifying and measuring interest rate risk, including a periodic calculation to measure interest rate risk exposure at various time horizons and compare to established target ratios;
          (iii) establish goals and strategies for reducing and managing the Bank’s interest rate risk exposure;
          (iv) a system for monitoring and reporting risk exposures; and
          (v) a system for internal controls, review, and audit to ensure the integrity of the overall management process.
Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities as determined at subsequent examinations and/or visitations.
BANK SECRECY ACT/INFORMATION TECHNOLOGY PROGRAMS
     18. (a) Within 60 days from the effective date of this ORDER, the Bank shall review and implement all Bank Secrecy Act compliance program deficiencies set forth on pages 12 and 13 of the ROE.
     (b) Within 60 days from the effective date of this ORDER, the Bank shall review and implement all Information Technology program deficiencies set forth on pages 6 and 7 of the ROE.
ELIMINATE/CORRECT ALL VIOLATIONS OF LAW
     19. (a) Within 60 days from the effective date of this ORDER, the Bank shall take all necessary steps, subject to safe and sound banking practices, to eliminate and/or correct the violations of law set out on pages 15 and 16 of the ROE. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.
     (b) Within 60 days from the effective date of this ORDER, the Bank shall take all necessary steps, to eliminate the contraventions of statements of policy, set out on pages 16 and 17 of the ROE. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable policies.

DISCLOSURE
     20. Following the effective date of this ORDER, the Bank shall send to its shareholders or otherwise furnish a description of this ORDER in conjunction with the Bank’s next shareholder communication. The description shall fully describe the ORDER in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Division of Supervision and Consumer Protection, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D. C. 20429 and the Commissioner, Georgia Department of Banking and Finance, 2990 Brandywine Road, Suite 200, Atlanta, Georgia 30341-5565 for review at least 20 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC and the Commissioner shall be made prior to dissemination of the description, communication, notice, or statement.
PROGRESS REPORTS
     21. Within 30 days of the end of the first quarter following the effective date of this ORDER and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken, and the results thereof, to secure compliance with this ORDER. Such written progress reports shall include a copy of the Bank’s Reports of Condition and Income and shall provide cumulative detail of the Bank’s progress toward achieving compliance with each provision of the ORDER. Progress reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities have, in writing, released the Bank from making further reports.

     This ORDER shall become effective 10 days from the date of its issuance. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC. Pursuant to delegated authority.
     Dated at Atlanta, Georgia, this                  day of _________, 2008.

Mark S. Schmidt Regional Director Atlanta Region

     The Georgia Department of Banking and Finance, having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of the said ORDER by the FDIC shall be binding as between the Bank and the Georgia Commissioner of Banking and Finance to the same degree and legal effect that such ORDER would be binding on the Bank if the Department had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER, pursuant to section 7-1-91 of the Official Code of Georgia Annotated, GA Code Ann. § 7-1-91.
     Dated this ______day of _________, 2008.

Robert M. Braswell Commissioner Department of Banking and Finance State of Georgia